Exhibit 99.9

May 5, 2017

Re: The Eastern Company (the “Company”)

Ladies and Gentlemen:

In connection with the purchase by Barington Companies Equity Partners, L.P. (“Buyer”) from Dino C. Casali Revocable Trust u/a 32803, Litchfield CT 06759 (“Seller”) of an aggregate of 52,598 shares of the Company’s common stock (the “Shares”) at a price of $25.90 per share and in order to induce Buyer and Seller to consummate such transaction, Seller and Buyer have agreed to execute and deliver this letter to the other party hereto.

By so countersigning this letter, Seller and Buyer each (a) acknowledge that it has been informed that the other party hereto or its agents may currently possess, and later may come into possession of, material non-public information not known to Seller or Buyer, as applicable, and that may be material to a decision by Seller to sell the Shares and by Buyer to purchase the Shares, and it has determined to sell the Shares or purchase the Shares, as applicable, notwithstanding its lack of knowledge of such information; (b) agree that the Buyer and Seller, as applicable, shall not have any liability whatsoever to the other party hereto with respect to the nondisclosure of such information in connection with the sale of the Shares by Seller and the purchase of the Shares by Buyer; (c) irrevocably waives and releases all claims which it might otherwise have with respect to the nondisclosure of such information in connection with the sale of the Shares by Seller and the purchase of the Shares by Buyer, whether before or after the date hereof; (d) represents that it is an accredited investor, and (e) represents that it is a sophisticated buyer or seller, as applicable, with respect to the purchase and sale of securities such as the Shares, and has adequate information concerning the Shares, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the purchase or sale of the Shares, as applicable, and has independently and without reliance upon the other party hereto, and based upon such information as it has deemed appropriate, made its own analysis and decision to sell the Shares to the Buyer or purchase the Shares from Seller, as applicable.

Sincerely yours,

Barington Companies Equity Partners, L.P.

By: Barington Companies Investors, LLC,

its general partner

By:  /s/ James A. Mitarotonda

James A. Mitarotonda

Managing Member

Acknowledged and Agreed to:

/s/ James Gajewski

Name: James Gajewski, Trustee

Dino C. Casali Revocable Trust u/a 32803